Exhibit 99.1

PRA Group Appoints Brett Paschke to Board of Directors

NORFOLK, Va., July 1, 2020 — PRA Group, Inc. (Nasdaq: PRAA), a global leader in acquiring and collecting nonperforming loans, announced today that Brett Paschke was appointed to the Company’s Board of Directors effective July 1, 2020. Paschke, who is independent, will serve on the Audit Committee and Compliance Committee.

Paschke is a partner and managing director at William Blair & Company, a leading global investment banking firm focused on serving high quality growth companies. He has led the Equity Capital Markets Group at William Blair since 2009. Paschke is a recognized expert in capital markets having served as an expert witness during the U.S. House Financial Services Subcommittee on Capital Markets hearing regarding the importance of encouraging the vitality of the U.S. public markets. He currently leads the firm’s Public Company Investment Banking effort focused on serving William Blair’s public company management teams and boards through the value creation process by delivering the full spectrum of services, experts and resources of the firm. He is also Chairman of the firm’s Equity and Debt Commitment Committees, which determine which deals the firm underwrites. Paschke joined William Blair in 1997 and prior to his current roles he was Group Head for Business and Financial Services Investment Banking.

“I am pleased to welcome Brett to PRA Group’s Board of Directors. Brett brings with him a wealth of experience in our industry having been involved in numerous capital markets transactions as well as mergers and acquisitions in the nonperforming loan space. His knowledge base and experience advising private and public company boards of directors on matters of strategy will also be very beneficial,” said Steve Fredrickson, chairman of the Board of Directors.

Paschke earned a Bachelor of Arts in Politics from Princeton University and a Master of Business Administration from Harvard Business School.

About PRA Group, Inc.
As a global leader in acquiring and collecting nonperforming loans, PRA Group, Inc. returns capital to banks and other creditors to help expand financial services for consumers in the Americas and Europe. With thousands of employees worldwide, PRA Group, Inc. companies collaborate with customers to help them resolve their debt. For more information, please visit www.pragroup.com.

Investor Contact:
Darby Schoenfeld, CPA
Vice President, Investor Relations
(757) 431-7913
Darby.Schoenfeld@PRAGroup.com

News Media Contact:
Elizabeth Kersey
Vice President, Communications and Public Policy
(757) 431-3398
Elizabeth.Kersey@PRAGroup.com